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                             BRANDYWINE REALTY TRUST

                                     BYLAWS

                                   ARTICLE I.

                                     OFFICES

     Section 1. Principal Office. The principal office of Brandywine Realty Trust (the "Trust") shall be located at such place or places as the Board of Trustees may designate.

     Section 2. Additional Offices. The Trust may have additional offices at such places as the Trustees may from time to time determine or the business of the Trust may require.

                                  ARTICLE II.

                            MEETINGS OF SHAREHOLDERS

     Section 1. Place. All meetings of shareholders shall be held at the principal executive office of the Trust or at such other place as shall be stated in the notice of the meeting.

     Section 2. Annual Meeting. An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held annually and at the time set by the Trustees.

     Section 3. Special Meetings.

         (a) General. The President, Chairman of the Board or Board of Trustees may call a special meeting of the shareholders. Subject to subsection (b) of this Section 3, a special meeting of shareholders shall also be called by the Secretary of the Trust upon the written request of the shareholders in accordance with Article 7 of the Declaration of Trust of the Trust.

         (b) (1) Any shareholder of record seeking to have shareholders request a special meeting shall, by sending written notice to the secretary (the "Record Date Request Notice") by registered mail, return receipt requested, request the Board of Trustees to fix a record date to determine the shareholders entitled to request a special meeting (the "Request Record Date"). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more shareholders of record as of the date of signature (or their duly authorized proxies or other agents), shall bear the date of signature of each such shareholder (or proxy or other agent) and shall set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder. Upon receiving the Record Date Request Notice, the Board of Trustees may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Trustees.

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If the Board of Trustees, within ten days after the date on which a valid Record
Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date and make a public announcement of such Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the secretary.

         (2) In order for any shareholder to request a special meeting, one or more written requests for a special meeting signed by shareholders of record (or their duly authorized proxies or other agents) as of the Request Record Date entitled to vote not less than ten percent (the "Special Meeting Percentage") of the issued and outstanding Common Shares of Beneficial Interest (as defined in the Declaration of Trust) (the "Special Meeting Request") shall be delivered to the secretary. In addition, the Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to the matters set forth in the Record Date Request Notice received by the secretary), shall bear the date of signature of each such shareholder (or proxy or other agent) signing the Special Meeting Request, shall set forth the name and address, as they appear in the Trust's books, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed) and the class and number of shares of beneficial interest of the Trust which are owned of record and beneficially by each such shareholder, shall be sent to the secretary by registered mail, return receipt requested, and shall be received by the secretary within 60 days after the Request Record Date. Any requesting shareholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

         (3) The secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Trust's proxy materials). The secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this
Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

         (4) Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the chairman or Board of Trustees, whoever has called the meeting. In the case of any special meeting called by the secretary upon the request of shareholders (a "Shareholder Requested Meeting"), such meeting shall be held at such place, date and time as may be designated by the Board of Trustees; provided, however, that the date of any Shareholder Requested Meeting shall be not more than 90 days after the record date for such meeting (the "Meeting Record Date"); and provided further that if the Board of Trustees fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the "Delivery Date"), a date and time for a Shareholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below) , on the first preceding Business Day; and provided further that in the event that the Board of Trustees fails to designate a place for a Shareholder Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Trust. In fixing a date for any special meeting, the chairman or Board of Trustees may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be


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considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Trustees to call an annual meeting or a special meeting. In the case of any Shareholder Requested Meeting, if the Board of Trustees fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.

         (5) If at any time as a result of written revocations of requests for the special meeting, shareholders of record (or their duly authorized proxies or other agents) as of the Request Record Date entitled to cast less than the Special Meeting Percentage shall have delivered and not revoked requests for a special meeting, the secretary may refrain from mailing the notice of the meeting or, if the notice of the meeting has been mailed, the secretary may revoke the notice of the meeting at any time before ten days before the meeting if the secretary has first sent to all other requesting shareholders written notice of such revocation and of intention to revoke the notice of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

         (6) The chairman, President or the Board of Trustees may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been delivered to the secretary until the earlier of (i) five Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Trust that the valid requests received by the secretary represent at least ten percent of the issued and outstanding Common Shares of Beneficial Interest. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Trust or any shareholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

         (7) For purposes of these Bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

         (8) Notwithstanding the foregoing provisions of this Section 3, holders of a class or series of preferred shares of beneficial interest of the Trust may call a special meeting in accordance with applicable provisions of the Declaration of Trust or as otherwise permitted by law.

     Section 4. Notice. Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose for which the meeting is called, either by


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mail, by presenting it to such shareholder personally, by leaving it at his residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid.

     Section 5. Scope of Notice. Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

     Section 6. Organization and Conduct of Meetings. Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting: the president, the vice presidents in their order of rank and seniority or, in the absence of such officers, a chairman chosen by the shareholders by the vote of a majority of the votes cast by shareholders present in person or by proxy. The secretary or, in the secretary's absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the Board of Trustees or, in the absence of such appointment, a person appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of the shareholders, an assistant secretary shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations, and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any shareholder who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     Section 7. Quorum. At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the shareholders, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

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     Section 8. Voting. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. Shareholders shall not be entitled to cumulate their votes in the election of Trustees. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Section 9. Proxies. A shareholder may cast the votes entitled to be cast by the shares of beneficial interest owned of record by the shareholder, either in person or by proxy executed in any manner permitted by law by the shareholder or by his duly authorized agent. Such proxy shall be filed with the secretary of the Trust before or at the meeting. No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.

     Section 10. Voting of Shares by Certain Holders. Shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the chief executive officer or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the board of directors of such corporation or other entity presents a certified copy of such bylaw or resolution, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

     Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

     The Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Trustees consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares in place of the shareholder who makes the certification.

     Section 11. Inspectors. At any meeting of shareholders, the chairman of the meeting may, or upon the request of any shareholder shall, appoint one or more persons as inspectors for such meetings. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

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     Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

     Section 12. Voting by Ballot. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

     Section 13. No Shareholder Action by Written Consent. Subject to the rights of the holders of any series Preferred Shares to elect additional Trustees under specific circumstances, any action required or permitted to be taken by the shareholders of the Trust must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

     Section 14. Nominations and Proposals by Shareholders.

         (a) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Board of Trustees or (iii) by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice provided for in this Section 14(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 14(a).

         (2) For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 14, the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must otherwise be a proper matter for action by shareholders. To be timely, a shareholder's notice must be delivered to the secretary at the principal executive office of the Trust by not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; provided, however, that in the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of the notice for the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the tenth day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the Trust. In no event shall the public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to

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a later date or time commence a new time period for the giving of a shareholder's notice as described above. A shareholder's notice to be proper must set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee (A) the name, age, business address and residence address of such person, (a) the class and number of shares of beneficial interest of the Trust that are beneficially owned or owned of record by such person and (C) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and
(iii) as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the Trust's share ledger and current name and address, if different, and of such beneficial owner and (y) the class and number of shares of beneficial interest of the Trust which are owned beneficially and of record by such shareholder and such beneficial owner.

         (3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 14 to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Trust of such action or specifying the size of the increased Board of Trustees at least 100 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, a shareholder's notice required by this Section 14(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the tenth day immediately following the day on which such public announcement is first made by the Trust.

     (b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust's notice of meeting.

     (c) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 14 shall be eligible to serve as Trustees, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 14 and, if any proposed nomination or other business is not in compliance with this Section 14, to declare that such nomination or proposal shall be disregarded.

         (2) For purposes of this Section 14, (a) the "date of mailing of the notice" shall mean the date of the proxy statement for the solicitation of proxies for election of Trustees and (b) "public announcement" shall mean disclosure (i) in a press release either transmitted to the principal securities exchange on which shares of the Trust's common shares are traded or reported by a recognized news service or (ii) in a document publicly filed by the Trust with the Securities and Exchange Commission.


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         (3) Notwithstanding the foregoing provisions of this Section 14, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 14. Nothing in this Section 14 shall be deemed to affect any right of a shareholder to request inclusion of a proposal in, nor the right of the Trust to omit a proposal from, the Trust's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

     Section 15. Exemption of Certain Shares. All of the acquisitions of:
(i) the common shares of beneficial interest ("Common Shares") of the Trust now or hereafter owned by Safeguard Scientifics, Inc., The Nichols Company and any of their current or future affiliates or associates (collectively, the "SSI/TNC Affiliates"); (ii) the Common Shares and Preferred Shares now or hereafter owned by Commonwealth of Pennsylvania State Employees' Retirement System, RAI Real Estate Advisers, Inc. and any of their current or future affiliates or associates (collectively, the "SERS Affiliates"); and (iii) the Common Shares now or hereafter owned by Morgan Stanley Asset Management, Inc., Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate Portfolio and Morgan Stanley, Sicav Subsidiary, SA and any of their current or future affiliates or associates (collectively, the "Morgan Affiliates") are hereby exempted from Subtitle 7 of Title 3 of the Maryland General Corporation Law, and the Trust shall have no right to exercise the redemption right with respect to such Common Shares arising under said Subtitle 7. In no event will any Shareholder of the Trust have any rights under Section 3-708 of said Subtitle 7 as a result of the ownership by the SSI/TNC Affiliates of Common Shares or by the SERS Affiliates of Common Shares or Preferred Shares or by the Morgan Affiliates of Common Shares as aforesaid. As used herein, the terms "affiliates" and "associates" have the respective meanings assigned to them in Subtitles 6 and 7, respectively, of said Title 3.

                                  ARTICLE III.

                                    TRUSTEES

     Section 1. General Powers: Qualifications. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees. A Trustee shall be an individual at least 21 years of age who is not under legal disability.

     Section 2. Annual and Regular Meetings. An annual meeting of the Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary. The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.

     Section 3. Special Meetings. Special meetings of the Trustees may be called by or at the request of the chairman or chief executive officer or by one-half or more of the Trustees then in office. The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.


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     Section 4. Notice. Notice of any special meeting of the Board of
Trustees shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Trustee at his business, electronic mail or residence address. Notice by personal delivery, telephone, electronic mail, facsimile transmission or courier shall be given at least two days prior to the meeting. Notice by United States mail shall be given at least five business days prior to the meeting and shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Telephone notice shall be deemed to be given when the Trustee or the Trustee's agent is personally given such notice in a telephone call to which the Trustee or the Trustee's agent is a party. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Electronic mail shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the Trustee. Notice by courier shall be deemed to be given upon delivery to the address given to the Trust by the Trustee and receipt by such courier of a signature evidencing delivery thereat. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

     Section 5. Quorum. A whole number of Trustees equal to at least a majority of the Whole Board Trustees shall constitute a quorum for transaction of business at any meeting of the Trustees, provided that, if less than a quorum are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

     The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

     Section 6. Voting. The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by applicable law or the Declaration of Trust. If enough Trustees have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of the Trustees present at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater portion is required for such action by applicable law.

     Section 7. Telephone Meetings. Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.


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     Section 8. Action by Written Consent of Trustees. Any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each Trustee and such written consent is filed with the minutes of proceedings of the Trustees.

     Section 9. Vacancies and Resignations. If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than three Trustees remain). Any vacancy (including a vacancy created by an increase in the number of Trustees) shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees, even if such majority is less than a quorum. Any individual so elected as Trustee shall serve for the unexpired term of the trustee he is replacing until his successor has been duly elected and qualified. Any Trustee of the Trust may resign at any time by giving written notice of his resignation to the Board of Trustees, the chairman of the board, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time as specified therein. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

     Section 10. Compensation. Trustees shall not receive any stated salary for their services as Trustees but, by resolution of the trustees, fixed sums per year and/or per meeting. Expenses of attendance, if any, may be allowed to trustees for attendance at each annual, regular or special meeting of the Trustees or of any committee thereof; but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor.

     Section 11. Removal of Trustees. The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

     Section 12. Loss of Deposits. No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

     Section 13. Surety Bonds. Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his duties.

     Section 14. Reliance. Each Trustee, officer, employee and agent of the Trust shall, in the performance of his duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

     Section 15. Certain Rights of Trustees, Officers, Employees and Agents.
The Trustees shall have no responsibility to devote their full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Trust.

                                  ARTICLE IV.

                                   COMMITTEES

     Section 1. Number, Tenure and Qualifications. The Trustees may, by resolution or resolutions passed by a majority of the whole Board, appoint from among its members an Executive Committee, an Audit Committee and other committees, composed of one or more Trustees.

     Section 2. Powers. The Trustees may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Trustees.

     Section 3. Committee Procedures. Each Committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the action of a majority of those present at a meeting at which a quorum is present shall be action of the committee. In the absence of any member of any committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the proceedings of such committee. The members of a committee may conduct any meeting thereof by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at the meeting.

     Section 4. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Trust by its Trustees and officers as contemplated by the Declaration of Trust and these Bylaws, any two or more available members of the then incumbent Executive Committee, if any, shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Trust in accordance with the provisions of this Article. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available Trustees shall elect an Executive Committee composed of any two members of the Board of Trustees, whether or not they be officers of the Trust, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Trust in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Trustees passed form time to time for that purpose, and any provisions of the Bylaws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementing resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the Trust to resume the conduct and management of its affairs and business under all the other provisions of these Bylaws.

                                   ARTICLE V.

                                    OFFICERS

     Section 1. General Provisions. The officers of the Trust may consist of a chairman of the board, a chief executive officer, one or more vice presidents, a chief financial officer, a secretary, and one or more assistant secretaries. In addition, the Trustees may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Trustees. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices may be held by the same person. In their discretion, the Trustees may leave unfilled any office. Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

     Section 2. Removal and Resignation. Any officer of the Trust may be removed by a majority of the members of the Whole Board if in their judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by giving written notice of his resignation to the Trustees, the chairman of the board, the chief executive officer or the secretary. Any resignation shall take effect immediately after its receipt or at such late time specified therein. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

     Section 3. Vacancies. A vacancy in any office may be filled by the Trustees for the balance of the term.

         Section 4. Chairman of the Board. The chairman of the board shall preside over the meetings of the Trustees and of the shareholders at which he shall be present. The chairman of the board shall perform such other duties as may be assigned to him by the Trustees. Except where by law the signature of the chief executive officer is required, the chairman of the board shall possess the same power as the chief executive officer to sign deeds, mortgages, bonds, contracts or other instruments.

     Section 5. Chief Executive Officer. The Trustees may designate a chief executive officer from among the elected officers. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Trust. The chief executive officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the management of the business affairs of the Trust. The chief executive officer shall in general supervise and control all of the business and affairs of the Trust. He may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Trustees from time to time.

     Section 6. Vice Presidents. In the absence of the chief executive officer or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election ) shall perform the duties of the chief executive officer and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer; and shall perform such other duties as form time to time may be assigned to him by the chief executive officer or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

     Section 7. Secretary. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;
(c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer or by the Trustees.

     Section 8. Chief Financial Officer. The chief financial officer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees.

     The chief financial officer shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the chief executive officer and Trustees, at the regular meetings of the Trustees or whenever they may require it, an account of all his transactions as chief financial officer and of the financial condition of the Trust.

     If required by the Trustees, he shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Trustees for the faithful performance of the duties of his office and for the restoration of the Trust, in case of his death, resignation, retirement or removal from office, all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Trust.

     Section 9. Assistant Secretaries. The assistant secretaries, in general, shall perform such duties as shall be assigned to them by the secretary, or by the chief executive officer or the Trustees.

     Section 10. Salaries. The salaries of the officers shall be fixed from time to time by the Trustees and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Trustee.

                                  ARTICLE VI.

                      CONTRACTS, LOANS, CHECKS AND DEPOSITS

     Section 1. Contracts. The Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trustees and upon the Trust when so authorized or ratified by action of the Board of Trustees and executed by an authorized person.

     Section 2. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or officers, agent or agents of the Trust and in such manner as shall from time to time be determined by the Trustees.

     Section 3. Deposits. All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Trustees may designate.

                                  ARTICLE VII.

                                     SHARES

     Section 1. Certificates. Except as otherwise provided in these Bylaws, this Section shall not be interpreted to limit the authority of the Board of Trustees to issue some or all of the shares of any or all classes or series without certificates. Each shareholder, upon written request to the Secretary of Trust, shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interests held by him in the Trust. Each certificate shall be signed by the chief executive officer or a vice president and countersigned by the secretary or an assistant secretary or the chief financial officer or an assistant treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of shares, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

     Section 2. Transfers. Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation. Upon surrender to the Trust or the transfer agent of the Trust of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

     The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

     Section 3. Lost Certificate. The Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, the Trustees may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or his legal representative to advertise the same in such manner as they shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

     Section 4. Closing of Transfer Books or Fixing of Record Date. The Trustees may set, in advance a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders is to be held or taken.

     In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than 20 days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at lest ten days before the date of such meeting.

     If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

     When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the transfer books and the stated period of closing has expired.

     Section 5. Share Ledger. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shareholders of each class held by such shareholder.

     Section 6. Fractional Shares; Issuance of Units. Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Declaration or these Bylaws, the Trustees may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

                                 ARTICLE VIII.

                                 ACCOUNTING YEAR

     The Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

                                   ARTICLE IX.

                                    DIVIDENDS

     Section 1. Authorization. Dividends and other distributions upon the shares of the Trust may be authorized by the Board of Trustees, subject to the provisions of law and the Declaration of Trust. Dividends may be paid in cash, property or shares of the Trust, subject to the provisions of law and the Declaration.

     Section 2. Contingencies. Before payment of any dividends, there may be set aside out of any funds of the Trust available for dividends such sum or sums as the Trustees may from time to time, in their absolute discretion, think proper as the reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Trust or for such other purpose as the Trustees shall determine to be in the best interest of the Trust, and the Trustees may modify or abolish any such reserve.

                                   ARTICLE X.

                                INVESTMENT POLICY

     Subject to the provisions of the Declaration of Trust, the Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as they shall deem appropriate in their sole discretion.

                                  ARTICLE XI.

                                      SEAL

     Section 1. Seal. The Trustees may authorize the adoption of a seal by the Trust. The seal shall have inscribed thereon the name of the Trust and the year of its organization. The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

     Section 2. Affixing Seal. Whenever the Trust is required to place its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

                                  ARTICLE XII.

                                 INDEMNIFICATION

     To the maximum extent permitted by Maryland law in effect from time to time, the Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify (a) any Trustee, officer or shareholder or any former Trustee, officer or shareholder (including among the foregoing, for all purposes of this Article XII and without limitation, any individual who, while a Trustee and at the request of the Trust, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise), who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding, (b) any Trustee or officer or any former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of his status as a shareholder or former shareholder. In addition, the Trust shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Trustee, officer or shareholder or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Trust shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by these Bylaws and
(ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. The Trust may, with the approval of its Trustees, provide such indemnification and payment or reimbursement of expenses to any Trustee, officer or shareholder or any former Trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Trust or a predecessor of the Trust. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Declaration of Trust or these Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of this paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under
Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations. The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

                                 ARTICLE XIII.

                                WAIVER OF NOTICE

     Whenever any notice is required to be given pursuant to the Declaration of Trust or Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                  ARTICLE XIV.

                               AMENDMENT OF BYLAWS

     The Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

     The foregoing are certified as the Bylaws of the Trust, as amended, approved by the Trustees on June 26, 2001.

                                                /s/ Brad A. Molotsky
                                                --------------------------------
                                                Secretary

                                    AGREEMENT


     This Agreement (this "Agreement") is effective as of December 31, 2001 (the "Effective Date") by and between Anthony A. Nichols, Sr. ("Nichols") and Brandywine Realty Trust, a Maryland real estate investment trust (the "Company").

     WHEREAS, Nichols and the Company desire to terminate in its entirety the Amended and Restated Employment Agreement dated as of December 8, 2000 (the "Prior Agreement") between Nichols and the Company and to set forth the terms under which the Company shall employ Nichols from and after the Effective Date, as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     (a) Engagement. The Company hereby engages Nichols as an employee, and Nichols hereby accepts such engagement by the Company, for the period and upon the terms and conditions contained in this Agreement.

     (b) Duties.

         (1) During the Term (as defined below), Nichols shall be available to the Company's President and Chief Executive Officer and Board of Trustees (the "Board of Trustees") to provide consultation and advice for special research projects, business development initiatives and strategic planning as and to the extent requested by, and subject to the direction of, the President and Chief Executive Officer and Board of Trustees. In addition, during the Term, as and to the extent requested by and subject to the direction of, the President and Chief Executive Officer and Board of Trustees, Nichols shall represent the Company in regional business, community and charity functions. In the performance of his responsibilities for the Company and its Subsidiaries (as defined below), Nichols shall not have the authority to bind the Company or its Subsidiaries to agreements or arrangements and shall not execute documents in the name of the Company or its Subsidiaries.

         (2) Subject to applicable law, the Company agrees to use commercially reasonable efforts during the Term to cause Nichols to be nominated for election to the Board of Trustees at each annual meeting of shareholders of the Company. Upon the request of a majority of the Trustees, Nichols shall serve as Chairman of the Board of Trustees and, in such capacity, shall have such authority as may be vested in such position by the Board of Trustees subject, however, to the continuing authority of the Board of Trustees to reassign at any time the position of Chairman to another Trustee. Upon the request of a majority of the Trustees, Nichols shall serve as a member of the Executive Committee of the Board of Trustees subject, however, to the continuing authority of the Board of Trustees to terminate Nichols' membership on the Executive Committee. In his capacity as a Trustee, Nichols shall carry out his responsibilities in a manner consistent with applicable law. Unless such compensation is approved by the Board of Trustees, in its sole discretion, Nichols shall not be entitled to receive additional compensation on account of his services on the Board of Trustees or any committee of the Board of Trustees.

         (3) Nichols shall, upon the request and subject to the direction of the President and Chief Executive Officer, serve as a director or officer of, or perform such other duties and services as may be requested for and with respect to, any of the Company's Subsidiaries. Unless such compensation is also provided to other inside (employee) directors on account of their service as directors, Nichols shall not be entitled to receive additional compensation on account of his services as a director or officer of any Subsidiary of the Company for which he is requested to serve as a director or officer. As used in this Agreement, the terms "Subsidiary" and "Subsidiaries" shall mean, with respect to any entity, any corporation, partnership, limited liability company or other business entity in which the subject entity has the power (whether by contract, through securities ownership, or otherwise and whether directly or indirectly through control of one or more intermediate Subsidiaries) to elect a majority of board of directors or other governing body, including, in the case of a partnership, a majority of the board of directors or other governing body of the general partner.

         (4) The Company shall provide to Nichols during the Term an office and secretarial support at the Company's then current headquarters, which office shall be of reasonably comparable size and quality as Nichols' office as of the Effective Date and which secretarial support shall be of reasonably comparable quality and character as Nichols' secretarial support as of the Effective Date.

     (c) Term. The term of Nichols' employment with the Company shall extend through 5:00 p.m. on December 31, 2004 or such earlier date as Nichols' employment shall terminate as provided herein (the "Term"), and upon the expiration or termination of the Term, unless the parties agree otherwise in writing, Nichols shall cease to be employed by the Company and its Subsidiaries in any capacity.

     (d) Periodic Payments. For all of the services rendered by Nichols to the Company and its Subsidiaries, Nichols shall receive aggregate annual payments of $360,996. Such payments may be paid, at the election of the Company, either by the Company or by one or more of its Subsidiaries, in such relative proportions as the Company may determine, as earned in periodic installments in accordance with the Company's payroll practices as in effect from time to time. In the event that Nichols is also employed during any period by a Subsidiary of the Company, the amount of the payments payable by the Company during such period shall be reduced by the amount of payments, if any, received by Nichols during such period from such Subsidiary. Nichols' annual payments shall not be increased or decreased during the Term.

     (e) Options; Restricted Shares; Loans.

         (1) Options. Pursuant to an award dated January 2, 1998 and (the "1998 Award") amended as of January 6, 1999, Nichols received an option (the "Option") exercisable for 678,958 common shares of beneficial interest ("Common Shares") of the Company. As of the date hereof, the Option is exercisable for 543,166 Common Shares. Nothing in this Agreement shall affect the terms and conditions of the 1998 Award, which shall continue in force as in effect immediately before the execution and delivery of this Agreement except that (A) clauses (i) through
(iv), inclusive, of Section 1(a) of the 1998 Award, setting forth the definition of the term "Expiration Date", are deleted; (B) the term "Change of Control" means a "Change of Control" within the meaning of Section 17 of the Prior Agreement , except that, at Nichols' sole discretion, he may elect that the "Change of Control" definition shall be as set forth in the Brandywine Realty Trust 1997 Long Term Incentive Plan (the "Plan") (or a successor plan of comparable intent) as of a date subsequent to the Effective Date.

         (2) Restricted Shares. Pursuant to a Restricted Share Award dated January 2, 1998 (the "1998 Restricted Share Award"), Nichols received a grant of 158,416 "restricted" Common Shares. As of the date hereof, 79,208 of such shares have vested and the balance remain unvested. The Company and Nichols agree that, as of the Effective Date, (A) the vesting restrictions on the balance of such shares lapsed and all such shares thereupon became fully vested, and (B) the terms and conditions of the 1998 Restricted Share Award shall be of no further effect.

         (3) Additional Restricted Shares. Pursuant to a Restricted Share Award dated January 1, 2001 (the "2001 Restricted Share Award"), Nichols received a grant of 36,480 "restricted" Common Shares. Except as provided in the next sentence, nothing in this Agreement shall affect the terms and conditions of the 2001 Restricted Share Award, which shall continue in force as in effect immediately before the execution and delivery of this Agreement, except that (A) the term "Change of Control" means a Change of Control as defined in subsection
(B) of Section 5(a) above. From and after the Effective Date, all Group II Restricted Shares (as defined in the 2001 Restricted Share Award) shall vest on the terms and conditions applicable to the Group I Restricted Shares (as defined in the 2001 Restricted Share Award).

         (4) Loan. On February 18, 2000, Brandywine Operating Partnership, L.P. (the "Operating Partnership") loaned Nichols $1,000,000 (the Loan") pursuant to a Loan Agreement dated as of February 18, 2001, as amended and restated as of April 6, 2001 (the "Loan Agreement"). The principal amount of the Loan and accrued interest thereon are subject to potential forgiveness on the terms and conditions set forth in the Loan Agreement. Except as provided in the next sentence, nothing in this Agreement shall affect the terms and conditions of the Loan Agreement, (including without limitation Section 6.a), which shall continue in force as in effect immediately before the execution and delivery of this Agreement. From and after the Effective Date, in lieu of the provisions in Sections 6.b and 6.c of the Loan Agreement, the outstanding principal balance of the Loan, together with accrued interest thereon, shall be subject to forgiveness as follows: one-half of the outstanding principal balance of the Loan, together with accrued interest thereon, shall be forgiven on April 1, 2002 and the remaining half, together with accrued interest thereon, shall be forgiven on April 1, 2003 but only if, on the applicable forgiveness date, Nichols' employment hereunder has not then terminated hereunder either due to a termination of Nichols for Cause (as defined in Section 11 below) or Nichols has not resigned his employment (other than for Good Reason, as defined in Section 12 below).

         (5) Additional Loans. Nichols acknowledges and confirms that as of the date hereof he owes the Operating Partnership an aggregate of $665,458.32 (plus accrued interest thereon) on account of two loans made to him by the Operating Partnership on or about October 10, 1998 and September 30, 1999 in the original principal amounts of $499,995.25 and $167,100 (the "Additional Loans"). Nichols used the proceeds of these loans to acquire an aggregate of 37,397 Common Shares, which shares are pledged to the Operating Partnership to secure these loans. Nothing in this Agreement shall affect the terms and conditions of the Additional Loans, which shall continue in force as in effect immediately before the execution and delivery of this Agreement.

         (f) Fringe Benefits. During the Term and as long as they are kept in force by the Company, Nichols shall be entitled to participate in and receive the benefits of any retirement plan, health or other employee benefit plan made generally available to officers of the Company. Payments to Nichols pursuant to
Section 4 hereof shall constitute compensation for purposes of the Company's retirement, savings and other qualified or non-qualified plans, health and welfare or other employee benefit programs, if any, and shall be fully benefit bearing to the extent that his base salary under Section 4 of the Prior Agreement was so treated. In addition, during the Term, Nichols shall be entitled to receive up to $15,000 per year for financial planning services and tax advice.

         (g) Expenses. The Company shall reimburse Nichols for any reasonable, ordinary and necessary business expenses incurred by Nichols in the performance of Nichols' duties hereunder upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time with respect to senior officers of the Company. In addition, the Company shall pay (or reimburse) Nichols' reasonable expenses (including, but not limited to, reasonable attorneys' fees) incurred in connection with negotiation of this Agreement.

         (h) Disability. If the Board of Trustees determines in good faith by a vote of a majority of its members (other than Nichols) that Nichols is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause for a period of one hundred and twenty (120) consecutive days or for a cumulative period of one hundred and eighty (180) days during any twelve (12) month period, the Company shall have the right to terminate Nichols' employment at any time thereafter.

         (i) Death. Nichols' employment shall terminate at the time of his death.

         (j) Change In Control. If Nichols' employment hereunder is terminated by the Company without Cause, and Nichols must pay an excise tax under Section 4999 in connection with any transaction involving the Company, he shall be paid the Gross-Up Payment described in Section 18(d) and 18(g) of the Prior Agreement.

         (k) Termination for Cause. The Company may discharge Nichols at any time for Cause. Cause shall mean: (i) habitual intoxication; (ii) drug addiction; (iii) theft, misappropriation or embezzlement of the Company's funds;
(iv) conviction of a felony; or (v) Nichols' material breach of his obligations under this Agreement.

         (l) Termination Without Cause. The Board of Trustees, in its sole discretion, may terminate Nichols' employment hereunder without Cause and for any reason or no reason upon 30 days' prior written notice to Nichols at any time. In the event that Nichols' resigns his employment hereunder with the Company for "Good Reason" such resignation shall be deemed to be a termination of Nichols' employment hereunder without Cause, with the same consequences to Nichols as a termination of his employment hereunder without Cause. "Good Reason" shall mean (i) a failure by the Company to make the payments required by
Section 4 hereof or other material breach by the Company of this Agreement, (ii) a Change of Control (as defined in the subsection (B) of Section 5(a) above), or
(iii) the removal of Mr. Nichols from the Board other than for Cause.

         (m) Payments Upon or After Termination.

              (1) Voluntary Resignation; Termination for Cause. If Nichols' employment hereunder is terminated before the expiration of the Term because of Nichols' voluntary resignation or because of the Company's termination of Nichols' employment for Cause, the Company, or at its direction, its Subsidiaries shall pay to Nichols or, as appropriate, his legal representatives, heirs or estate all amounts payable under Section 4 accrued through the applicable date of termination (the "Accrued Amount") within 30 days after such date of termination, and the Company shall have no obligation or liability hereunder after the date of termination to pay or provide salary, fringe benefits, or any other form of compensation hereunder other than to pay the Accrued Amount.

              (2) Termination of Because of Death. If Nichols' employment hereunder terminates as a result of Nichols' death before the expiration of the Term, the Company shall pay Nichols' legal representatives the Accrued Amount as of the date of Nichols' death, and, in addition and in lieu of the amounts that would have been paid to Nichols pursuant to Section 4 hereof, shall pay Nichols' legal representatives an amount, within 60 days of death, equal to $1,053,000.

              (3) Termination of Because of Disability. If Nichols' employment hereunder is terminated by the Company for disability before the expiration of the Term, the Company shall pay Nichols the Accrued Amount as of the such date of termination and, in addition and in lieu of the amounts that would have been paid to Nichols pursuant to Section 4 hereof, shall pay Nichols an amount, within 60 days of termination, equal to $1,053,000.

              (4) Termination by Company Without Cause. If Nichols' employment hereunder is terminated by the Company without Cause, the Company shall pay Nichols the Accrued Amount as of the date of such termination, and, in addition and in lieu of the amounts that would have been paid or payable to Nichols pursuant to Section 4 hereof but for such termination, shall pay Nichols an amount, within 60 days of termination, equal to $1,053,000.

              (5) Coordination of Payments; Withholdings. In the event that Nichols is employed by a Subsidiary of the Company at the time of termination of employment, any amounts payable to Nichols pursuant to this Section 13 shall be reduced by the amounts paid to Nichols by any such Subsidiary. Any payments made to Nichols hereunder shall be subject to all required federal and state withholdings applicable to employees.

              (6) Termination of Responsibility. Upon the payment of the amounts payable under this Section 13, neither the Company nor any of its Subsidiaries shall have any further obligations hereunder to Nichols (or to his estate, heirs, beneficiaries, or legal representatives, as appropriate, or otherwise) to pay or provide any salary, compensation, or fringe benefits; provided, however, that any accrued obligations under employee benefit plans of the Company ("Company Benefit Plans") respecting Nichols shall be payable pursuant to the terms of such Company Benefit Plans; provided, however, that if Nichols' employment hereunder is terminated by the Company without Cause or upon the expiration of the Term, the Company shall, at its own expense, for thirty-six months after the date of termination or expiration, provide Nichols with health insurance benefits substantially similar to those to which Nichols was entitled immediately prior to the date of termination.

         (n) Representations. Nichols represents to the Company that (a) other than the Prior Agreement and the various agreements referred to in this Agreement relating to his equity compensation and loan arrangements with the Company, there are no other agreements or understandings with the Company to which Nichols is a party relating to employment, benefits or retirement, (b) there are no restrictions, agreements or understandings whatsoever to which Nichols is a party which would prevent or make unlawful his execution and delivery of this Agreement or his employment hereunder, (c) his execution and delivery of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (d) he is free and able to execute and deliver this Agreement and to continue in the employment of the Company.

         (o) Miscellaneous.

              (1) Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

              (2) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered in person against receipt, or when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:


                                            (i) If to Nichols:

                                            Anthony A. Nichols, Sr.
                                            1125 Cymry Drive
                                            Newtown Square, PA  19073

                                            (ii) If to the Company:

                                            Brandywine Realty Trust
                                            14 Campus Boulevard
                                            Suite 100
                                            Newtown Square, PA  19073
                                            Attention:  General Counsel

         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

              (3) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Nichols, his heirs and legal representatives.

              (4) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties reflected hereon as the signatories.

              (5) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

              (6) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, or as provided in the 1998 Award, 1998 Restricted Share Award, 2001 Restricting Share Award, 2000 Loan Agreement, the Additional Loans, except as and to the extent any of such agreements are modified or terminated by this Agreement. Except as and to the extent incorporated into this Agreement, the Prior Agreement is hereby terminated in its entirety. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

              (7) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

              (8) Assignability. This Agreement is not assignable by Nichols. It is assignable by the Company only (i) to any Subsidiary of the Company so long as the Company agrees to guarantee such Subsidiary's obligations hereunder (and in such event the Company's guaranty would continue notwithstanding any subsequent transaction pursuant to which any such Subsidiary ceased to be a Subsidiary of the Company, whether as a result of its sale or otherwise) or (ii) to an entity which is a successor in interest to the Company or which acquires all or substantially all of its assets, whether by merger, consolidation or other form of business combination.

              (9) Liability of Trustees, etc. No recourse shall be had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each party hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on February 27, 2002 and effective for all purposes as of the Effective Date.


                                  BRANDYWINE REALTY TRUST


                                  By:      /s/ Gerard H. Sweeney
                                           -------------------------------------
                                  Title:   President and Chief Executive Officer


                                  NICHOLS


                                  /s/ Anthony A. Nichols, Sr.
                                  ----------------------------------------------
                                  Anthony A. Nichols, Sr.

                              SEPARATION AGREEMENT



                  THIS SEPARATION AGREEMENT is dated as of August 15, 2001 and is made by and between Jeffrey F. Rogatz ("Rogatz") and BRANDYWINE REALTY TRUST ("BRT"), a Maryland real estate investment trust, having its headquarters at 14 Campus Boulevard, Newtown Square, Pennsylvania 19073.

                  WHEREAS, Rogatz serves as Senior Vice President and Chief Financial Officer of BRT, and holds officer positions with a number of direct and indirect subsidiaries of BRT;

                  WHEREAS, the parties intend that Rogatz's employment with BRT and its direct and indirect subsidiaries, including without limitation, Brandywine Realty Services Corporation ("BRSCO" and, together with BRT and its other direct and indirect subsidiaries, the "Companies"), will terminate at 5:00 p.m. on August 15, 2001 (the "Effective Time") on an amicable basis.

                  NOW, THEREFORE, Rogatz and BRT, intending to be legally bound, hereby agree as follows:

                  1. Employment Termination. Rogatz agrees that his employment with the Companies is terminated, effective as of the Effective Time, and Rogatz resigns from all positions and offices with the Companies, effective as of the Effective Time. From and after the Effective Time, the Companies shall have no obligation to make any payments to, or provide any benefits for, Rogatz on account of salary, expenses, healthcare or otherwise, other than as and to the extent provided in Paragraph 2 and other than (a) to pay Rogatz his unpaid accrued salary and automobile allowance up to the Effective Time, (b) to pay Rogatz unreimbursed business expenses incurred through the Effective Time (such amount not to exceed $500 in aggregate), (c) to pay Rogatz the additional sum of $102,812, which amount represents an agreed upon bonus on account of services by Rogatz to the Companies during 2001 and prior to the Effective Time and (d) subject to compliance by Rogatz with his obligations under this Agreement, including without limitation, Paragraph 11 below, to pay to Rogatz a severance amount aggregating $39,167, which aggregate severance amount shall be payable over the period ending on or about October 15, 2001 in accordance with the Company's normal payroll practices. BRT shall pay or arrange for the payment by one of the other Companies of the amounts covered by clauses (a), (b) and (c) of the preceding sentence by no later than 15 days following the Effective Time. The dollar amounts referred to in the preceding sentence are gross amounts and do not give effect to required withholdings; all payments made by BRT or one of the other Companies under this Paragraph 1 and under Paragraph 2 below shall be net of any required withholding taxes, including withholding taxes required as a result of other provisions in this Agreement.

                  2.

                  3.

                  4.  Additional Payments.

                           a. In the event that Rogatz has not accepted
employment with a new employer prior to October 15, 2001 and is in compliance with all of his obligations under this Agreement, BRT or one of the other Companies shall continue to make monthly payments to Rogatz in the gross amount (i.e., before giving effect to deductions for withholdings) of $19,583 per month in accordance with the Company's normal payroll practices for up to an additional two and one-half months (such that the aggregate maximum payments made to Rogatz under this Paragraph 2 do not exceed $48,957), provided that the foregoing payment obligation shall terminate at such time as Rogatz either accepts employment with a new employer or fails to comply with any of his obligations under this Agreement.

                           b. Notwithstanding any prior election or agreement
between Rogatz and the Company to the contrary, and in accordance with Section 7.1(d) of the "Brandywine Realty Trust Executive Deferred Compensation Plan," the balance credited to the account of Rogatz thereunder, to the extent vested, shall be distributed to him in a lump sum after December 31, 2001 and on or before February 28, 2002, provided that all amounts credited to Rogatz's account that are attributable to "Additional Company Contributions" pursuant to Section
4.6 of the Plan shall be treated as fully vested.

                  5. Options. Rogatz agrees that all of the options to purchase common shares of beneficial interest ("Common Shares") awarded to him by BRT, including without limitation the options awarded to him under the Non-Qualified Stock Option Award dated January 19, 1999 covering 56,582 Common Shares, and all rights and privileges contained therein, are terminated in full effective as of the Effective Time.

                  6. Severance Agreement. Rogatz agrees that the Agreement dated as of May 12, 1999 between BRT and Rogatz, and the prior agreement amended and restated thereby, providing, among other things, for salary continuation payments under specified circumstances is terminated in its entirety effective as of the Effective Time.

                  7. Restricted Shares.

                           a. Rogatz and BRT executed a Restricted Share Award
dated May 18, 1999 (the "1999 Restricted Award"). As of the Effective Time, an aggregate of 6,601 of the total 13,201 "Restricted Shares" (as defined in the 1999 Restricted Award) awarded to Rogatz under the Restricted Award have vested, and the remaining 6,600 have not vested. BRT hereby agrees that, as of the Effective Time, the vesting restrictions on 3,300 of such Restricted Shares shall lapse and such Restricted Shares shall become fully vested, and the remaining 3,300 Restricted Shares shall be forfeited and surrendered to BRT for cancellation.

                           b. Rogatz and BRT executed a Restricted Share Award
dated January 2, 2000 (the "2000 Restricted Award"). As of the Effective Time, an aggregate of 2,290 of the total 9,160 "Restricted Shares" (as defined in the 2000 Restricted Award) awarded to Rogatz under the Restricted Award have vested, and the remaining 6,870 have not vested. BRT hereby agrees that, as of the Effective Time, the vesting restrictions on 2,290 of such Restricted Shares shall lapse and such Restricted Shares shall become fully vested, and the remaining 4,580 Restricted Shares shall be forfeited and surrendered to BRT for cancellation.

                           c. Rogatz and BRT executed a Restricted Share Award
dated January 1, 2001 (the "2001 Restricted Award"). As of the Effective Time, none of the 2000 "Restricted Shares" (as defined in the 2001 Restricted Award) awarded to Rogatz under the Restricted Award have vested. BRT hereby agrees that, as of the Effective Time, the vesting restrictions on 666 of such Restricted Shares shall lapse and such Restricted Shares shall become fully vested, and the remaining 1,334 Restricted Shares shall be forfeited and surrendered to BRT for cancellation.

                           d. BRT and Rogatz shall cooperate with each other in
the delivery by BRT to Rogatz of a new certificate representing the vested Restricted Shares to be retained by Rogatz under this Paragraph 5.

                  8. Long-Term Performance Award. Rogatz holds an aggregate of 6,602 Common Shares that he acquired as part of his year-end bonus for 1999, and 566 of these shares are subject to vesting on December 31, 2001 pursuant to
Section 3(c) and Section 4 of the Long-Term Performance Award dated January 2, 2000 between BRT and Rogatz. BRT hereby agrees that, as of the Effective Time, the vesting restrictions on these 566 shares shall lapse and such shares shall become fully vested.

                  9. Employee Loans. Rogatz acknowledges and confirms that as of the Effective Time he owes Brandywine Operating Partnership, L.P. ("BOP") an aggregate of $435,192.32 (plus interest accrued thereon), reflecting two loans made to him by BOP on or about January 1999 and September 1999 in the original principal amounts of $199,996.50 and $245,770.68 (the "Loan"). Rogatz used the proceeds of the Loan to acquire an aggregate of 26,302 Common Shares. Notwithstanding the provision in the promissory note (collectively, the "Notes") evidencing Rogatz's obligation to repay the Loans no later than 90 days following termination of his employment with the Companies, BRT, in its capacity as sole general partner of BOP, hereby agrees that Rogatz will have until December 31, 2001 to repay the principal amount of the Loan; provided, however, that (i) Rogatz shall continue to be required to pay interest on the Loan at the times provided in the Note and (ii) in the event that Rogatz sells all or any portion of the Common Shares acquired by him with proceeds of the Loan, Rogatz shall be required to use the proceeds of the sale(s) to effect an immediate repayment of the outstanding principal balance of the Loan, and accrued interest thereon (with partial prepayments applied first to accrued interest and then to reduce principal). Until repayment in full of the Loan, and accrued interest thereon, all Common Shares of Rogatz currently pledged in favor of BOP to secure repayment of the Loan shall remain so pledged, and upon repayment of the Loan and accrued interest thereon, BOP shall release its lien on such pledged Common Shares.

                  10. Confidentiality. Rogatz agrees that he will not disclose or use, for his direct or indirect benefit or the direct or indirect benefit of any third party, any non-public information relating to (i) executed and pending agreements of any of the Companies with third parties (including any potential agreements that any of the Companies has discussed with third parties), (ii) contemplated operating strategies of the Companies or (iii) any internal financial data of the Companies. The agreement of Rogatz in this Paragraph 8 shall terminate on the first anniversary of the Effective Time.

                  11. Return of Property. Rogatz confirms that he will not remove from his offices at BRT or use for any purpose after the Effective Time any files or records of the Companies or any property of the Companies, including without limitation computers, computer files and data bases, dictaphones and any other materials, equipment and supplies. Rogatz agrees to surrender for cancellation as of the Effective Time any credit cards supplied to him by any of the Companies.

                  12. Non-Solicitation. Until the earlier of (a) 5:00 p.m. on the date that is the second anniversary of the Effective Time or (b) the occurrence of a Change of Control (as defined below), Rogatz shall not: (i) induce or attempt to induce directly or indirectly any employee of any of the Companies to terminate his or her employment with any of the Companies; (ii) interfere with the relationship between any of the Companies and their existing or prospective tenants, including without limitation encouraging a tenant to terminate, or elect not to renew, its lease with any of the Companies; or (iii) interfere with the relationship between any of the Companies and any service providers to any of the Companies; provided that the restriction contained in this clause (iii) shall not restrict the ability of Rogatz to become employed by a firm that competes with one of the Companies for a business opportunity. As used herein, the term "Change of Control" shall have the meaning set forth in
Section 1 of the Brandywine Realty Trust 1997 Long-Term Incentive Plan, as amended prior to the date hereof.

                  13. Transitional Assistance; Cooperation. Rogatz agrees to provide full and prompt cooperation to the Companies and their executives in facilitating an orderly transition with respect to all matters relating to his responsibilities as an executive of the Companies, including without limitation, cooperating with respect to matters relating to the Companies' lenders and shareholders. In furtherance of the foregoing, Rogatz agrees, upon the request from time to time of BRT's President and Chief Executive Officer (but only in respect of requests made prior to the later of October 15, 2001 and the date the obligation of the Companies to make additional payments to Rogatz under Paragraph 2 terminates on account of his acceptance of new employment), to attend such meetings at BRT headquarters as the President and Chief Executive Officer believes to be reasonably necessary to ensure an orderly transition. Rogatz acknowledges that the obligations of the Companies under clause (d) of the second sentence of Paragraph 1 and under Paragraph 2 are conditioned upon compliance by Rogatz with his obligations under this Agreement, including without limitation, this Paragraph.

                  14. Non-Disparagement. Rogatz agrees that he shall not make any disparaging, critical or derogatory statements concerning the Companies or any of their employees, trustees or directors, and BRT, on behalf of itself and the Companies, agrees that the Companies shall not make any disparaging, critical or derogatory statements concerning Rogatz. The agreements in this Paragraph 12 shall terminate on the first anniversary of the Effective Time.

                  15. Waiver and Release of Claims. Rogatz completely releases, relinquishes, waives and discharges the Companies, its officers, trustees, directors, employees, agents, successors and assigns from all claims, liabilities, demands and causes of action, known or unknown, which Rogatz may have or claim to have against any of the Companies as of the date of the signing of this Agreement arising out of or in any way related to Rogatz's employment with any of the Companies or the termination of that employment. Rogatz agrees that he has executed this release on his own behalf, and also on behalf of

Rogatz's heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims Rogatz may have under: (a) the Age Discrimination in Employment Act, 29 U.S.C. ss.621 et seq. which prohibits age discrimination in employment; (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. ss.2000(e) et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; (c) the Americans with Disabilities Act, 42 U.S.C. ss.12101, et seq., which prohibits discrimination on the basis of a covered disability; (d) the Employee Retirement and Income Security Act, which prohibits discrimination on the basis of entitlement to certain benefits; (e) the Family and Medical Leave Act, 29 U.S.C. ss.2601, et seq., which prohibits discrimination on the basis of entitlement to certain benefits; (f) any other federal, state or local laws or regulations prohibiting employment discrimination, including, but not limited to, the New Jersey Law Against Discrimination and the Pennsylvania Human Relations Act; (g) breach of any express or implied contract claims; (h) wrongful termination or any other tort claims, including claims for misrepresentation, defamation, invasion of privacy, intentional infliction of emotional distress, whether based on common law, or otherwise; (i) any and all claims for compensatory or punitive damages; and (j) any and all claims for attorneys' fees and costs.

                  16. Opportunity to Review and Right to Revoke. Rogatz hereby acknowledges that he is acting of his own free will, that he has been afforded twenty-one (21) days to read and review the terms of this Agreement, that he has been advised to seek the advice of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects. Rogatz also acknowledges that he has seven (7) days following his signing of this Agreement to revoke this Agreement.

                  17. Third Party Beneficiaries. Each of the direct and indirect subsidiaries of BRT, including without limitation BRSCO, shall be a third party beneficiary of this Agreement.

                  18. Acknowledgment; Equitable Relief. Rogatz agrees that the period of time and the scope of the restrictions in Paragraph 10 of this Agreement are reasonable. However, if such period of time or scope of restrictions should be adjudged unreasonable in any judicial proceeding, then such period of time or scope of restriction shall be reduced to the minimum extent necessary to make such provisions enforceable. Rogatz agrees that in the event of a breach by him of Paragraph 8 or 10 the Companies' remedies at law would be inadequate, and that in addition to such remedies as may be available to the Companies under law or equity, the Companies shall be entitled to injunctive relief.

                  19. Entire Agreement. This Agreement contains the entire agreement between BRT and Rogatz and supersedes any and all prior and contemporaneous agreements with respect to the subject matter hereof.

                  20. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, Rogatz and BRT have executed this Agreement as of the date and year first above written.



                              /s/ Jeffrey F. Rogatz
                              --------------------------------------------------
                              Jeffrey F. Rogatz


                              BRANDYWINE REALTY TRUST


                              By: /s/ Gerard H. Sweeney
                                  ----------------------------------------------
                                  Title:   President and Chief Executive Officer

Exhibit 21.1

                              List of Subsidiaries



AAPOP 1, L.P., a Delaware limited partnership

AAPOP 2, L.P., a Delaware limited partnership

Brandywine Ambassador, L.P., a Pennsylvania limited partnership

Brandywine Central, L.P., a Pennsylvania limited partnership

Brandywine Dominion, L.P., a Pennsylvania limited partnership

Brandywine F.C., L.P., a Pennsylvania limited partnership

Brandywine Grande B, L.P., a Delaware limited partnership

Brandywine Grande C, L.P., a Delaware limited partnership

Brandywine I.S., L.P., a Pennsylvania limited partnership

Brandywine Metroplex, L.P., a Pennsylvania limited partnership

Brandywine Norriton, L.P., a Pennsylvania limited partnership

Brandywine Operating Partnership, L.P., a Delaware limited partnership

Brandywine P.M., L.P., a Pennsylvania limited partnership

Brandywine TB Forig, L.P., a Pennsylvania limited partnership

Brandywine TB Inn, L.P., a Pennsylvania limited partnership

Brandywine TB I, L.P., a Pennsylvania limited partnership

Brandywine TB II, L.P., a Pennsylvania limited partnership

Brandywine TB V, L.P., a Pennsylvania limited partnership

Brandywine TB VI, L.P., a Pennsylvania limited partnership

Brandywine TB VIII, L.P., a Pennsylvania limited partnership

C/N Iron Run Limited Partnership III, a Pennsylvania limited partnership

C/N Leedom Limited Partnership II, a Pennsylvania limited partnership

C/N Oaklands Limited Partnership I, a Pennsylvania limited partnership

C/N Oaklands Limited Partnership III, a Pennsylvania limited partnership

e-Tenants.com Holding, L.P., a Pennsylvania limited partnership

Fifteen Horsham, L.P., a Pennsylvania limited partnership

Iron Run Limited Partnership V, a Pennsylvania limited partnership

LC/N Horsham Limited Partnership, a Pennsylvania limited partnership

LC/N Keith Valley Limited Partnership I, a Pennsylvania limited partnership

Newtech III Limited Partnership, a Pennsylvania limited partnership

Newtech IV Limited Partnership, a Pennsylvania limited partnership

Nichols Lansdale Limited Partnership III, a Pennsylvania limited partnership

Witmer Operating Partnership I, L.P., a Delaware limited partnership

100 Arrandale Associates, L.P., a Pennsylvania limited partnership

111 Arrandale Associates, L.P., a Pennsylvania limited partnership

440 Creamery Way Associates, L.P., a Pennsylvania limited partnership

442 Creamery Way Associates, L.P., a Pennsylvania limited partnership

481 John Young Way Associates, L.P., a Pennsylvania limited partnership

Brandywine 55 Ames Court Partnership, a New York general partnership

Brandywine Engineers Lane Partnership, a New York general partnership

Brandywine Broad Street Partnership, a new York general partnership

Interstate Center Associates, a Virginia general partnership

Iron Run Venture II, a Pennsylvania general partnership

IR Northlight II Associates, a Pennsylvania general partnership

Plymouth TFC, General Partnership, a Pennsylvania general partnership

AAP Sub One, Inc., a Delaware corporation

Atlantic American Land Development, Inc., a Delaware corporation

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


Brandywine Grande B Corp., a Delaware corporation

Brandywine Grande C Corp., a Delaware corporation

Brandywine Holdings, I, Inc., a Pennsylvania corporation

Brandywine Realty Services Corporation, a Pennsylvania corporation

Brandywine SPE Corp., a Pennsylvania corporation

BTRS, Inc. a Delaware corporation

Southpoint Land Holdings, a Pennsylvania corporation

Valleybrooke Land Holdings, Inc., a Pennsylvania corporation

Brandywine Ambassador, L.L.C., a Pennsylvania limited liability company

Brandywine Axinn I, LLC, a Delaware limited liability company

Brandywine Axinn II, LLC, a Delaware limited liability company

Brandywine Brokerage Services, LLC, A New Jersey limited liability company

Brandywine Charlottesville LLC, a Virginia limited liability company

Brandywine Christina LLC, a Delaware limited liability company

Brandywine Dabney, L.L.C., a Delaware limited liability company

Brandywine Dominion, L.L.C., a Pennsylvania limited liability company

Brandywine F.C., L.L.C., a Pennsylvania limited liability company

Brandywine I.S., L.L.C., a Pennsylvania limited liability company

Brandywine Interstate 50,  L.L.C., a Delaware limited liability company

Brandywine - Main Street, LLC, a Delaware limited liability company

Brandywine Metroplex LLC., a Pennsylvania limited liability company

Brandywine Norriton, L.L.C., a Pennsylvania limited liability company

Brandywine P.M., L.L.C., a Pennsylvania limited liability company

Brandywine Piazza, L.L.C., a New Jersey limited liability company

Brandywine Plaza 1000, L.L.C., a New Jersey limited liability company

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


Brandywine Promenade, L.L.C., a New Jersey limited liability company

Brandywine TB Florig, LLC, a Pennsylvania limited liability company

Brandywine TB Inn, L.L.C., a Pennsylvania limited liability company

Brandywine TB I, L.L.C., a Pennsylvania limited liability company

Brandywine TB II, L.L.C., a Pennsylvania limited liability company

Brandywine TB V, L.L.C., a Pennsylvania limited liability company

Brandywine TB VI, L.L.C., a Pennsylvania limited liability company

Brandywine TB VIII, L.L.C., a Pennsylvania limited liability company

Brandywine Trenton Urban Renewal, L.L.C., a Delaware limited liability company

Brandywine Witmer, L.L.C., a Pennsylvania limited liability company

e-Tenants  LLC, a Delaware limited liability company

Akcelerant Space General Partnership, a Pennsylvania general partnership

Brandywine Industrial Partnership, L.P., a Delaware limited partnership

1000 Chesterbrook Boulevard Partnership, a Pennsylvania general partnership

Christiana Center Operating Company I LLC, a Delaware limited liability company

Christiana Center Operating Company II LLC, a Delaware limited liability company

Christiana Center Operating Company III LLC, a Delaware limited liability company

Two Tower Bridge Associates, a Pennsylvania limited partnership

PJP Building Two, L.L.C., a Virginia limited liability company

PJP Building Five, L.L.C., a Virginia limited liability company

Four Tower Bridge Associates, a Pennsylvania limited partnership

Five Oliver/Brandywine Partner, L.P.. a Pennsylvania limited partnership

Five Tower Bridge Associates, a Pennsylvania limited partnership

Six Tower Bridge Associates, a Pennsylvania limited partnership

Eight Tower Bridge Development Associates, a Pennsylvania limited partnership

Tower Bridge Inn Associates, a Pennsylvania limited partnership

Interstate 202 General Partnership, a Pennsylvania general partnership

Allendale Road Corporate Center, a Pennsylvania Condominium Association

Greentree Executive Campus, 1001-03 Association, Inc., a N.J. non-profit corporation

Princeton Pike V, VI & VII Condominium Association, Inc., a N. J. Condominium Association

Atlantic American Properties Trust, a Maryland real estate investment trust

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated February 27, 2002 included in this Form 10-K, into the Company's previously filed Registration Statements on Forms S-3 (File No. 333-52952, File No. 333-69653, File No. 333-56237, File No. 333-53359, File No. 333-46647, and
File No. 333-20999) and Forms S-8 (File No. 333-52957 and File No. 333-14243).


                             /s/ ARTHUR ANDERSEN LLP



Philadelphia, Pennsylvania
March 28, 2002

                                                     March 25, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Ladies and Gentlemen:

                  This will advise you that Arthur Andersen LLP has represented to us that its audit of our financial statements for the year ended December 31, 2001 was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.



                                             Brandywine Realty Trust



                                             By:     /s/ Gerard H. Sweeney
                                                     ---------------------------

                                                     Name: Gerard H. Sweeney

                                                     Title: President and CEO


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